UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934
                              (Amendment No. ___)*



                            Harvey Electronics, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)



                                   417660 10 7
 ------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31,2003
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                  [     ] Rule 13d-1(b)
                  [     ] Rule 13d-1(c)
                  [  X  ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                       13G

CUSIP No.  417660 10 7

----------- --------------------------------------------------------------------

    1       NAME OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                        Joseph J. Calabrese

----------- --------------------------------------------------------------------

    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (a) [  ]
                                                                   (b) [  ]

----------- --------------------------------------------------------------------

    3       SEC USE ONLY
----------- --------------------------------------------------------------------

    4       CITIZENSHIP OR PLACE OF ORGANIZATION

                     USA
----------- --------------------------------------------------------------------

      NUMBER OF            5      SOLE VOTING POWER
        SHARES
     BENEFICIALLY                      201,702*
       OWNED BY
         EACH
      REPORTING
        PERSON
         WITH
                        --------- ----------------------------------------------

                           6      SHARED VOTING POWER

                                       0
                        --------- ----------------------------------------------

                           7      SOLE DISPOSITIVE POWER

                                       201,702*
                        --------- ----------------------------------------------

                           8      SHARED DISPOSITIVE POWER

                                         0
----------------------- --------- ----------------------------------------------

    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  201,702*
----------- --------------------------------------------------------------------

10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
            CERTAIN SHARES* [X]

            *Includes options to purchase to 190,000 shares of the Issuer's
             Common Stock.
----------- --------------------------------------------------------------------

11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                  5.7%
----------- --------------------------------------------------------------------

12          TYPE OF REPORTING PERSON*

                   IN
----------- --------------------------------------------------------------------

                                  SCHEDULE 13G

Item 1   (a)      Name of Issuer:
                  Harvey Electronics, Inc.

         (b)      Address of Issuer's Principal Executive Offices:
                  205 Chubb Avenue
                  Lyndhurst, NJ 07071

Item 2   (a)      Name of Person Filing:
                  Joseph J. Calabrese

         (b) Address of Principal Business Office or, if None, Residence: c/o Harvey Electronics, Inc.
                  205 Chubb Avenue Lyndhurst, NJ 07071

         (c)      Citizenship:
                  USA

         (d)      Title of Class of Securities:
                  Common Stock

         (e)      CUSIP Number:
                  417660 10 7

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:
                  Not applicable

Item 4.           Ownership.  As of December 31, 2003:
                  (a)      Amount beneficially owned:201,702*
                  (b)      Percent of class:5.7%
                  (c)      Number of shares as to which such person has:
                           (i) Sole power to vote or direct the vote: 201,702*
                           (ii) Shared power to vote or direct the vote: 0
                           (iii) Sole power to dispose or direct the
                                 disposition of: 201,702*
                           (iv) Shared power to dispose or direct the
                                disposition of: 0

Item 5.           Ownership of Five Percent or Less of a Class.
                  Not applicable.

Item 6.           Ownership of More than Five Percent on Behalf of
                  Another Person.
                  Not applicable

Item 7.           Identification and Classification of the Subsidiary
                  Which Acquired the Security Being reported on by the Parent Holding Company.
                  Not applicable

Item 8.           Identification and Classification of Members of the Group.
                  Not applicable

Item 9.           Notice of Dissolution of Group.
                  Not applicable

Item 10.          Certification.
                  Not applicable


                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:   February 17, 2004

                                        /s/ Joseph J. Calabrese
                                       ------------------------
                                       Joseph J. Calabrese